EARN-IN AND EXPLORATION LETTER OF INTENT


     THIS EARN-IN AND EXPLORATION LETTER OF INTENT (this "Letter") between Homestake Mining Company of California, a California corporation having its principal place of business at 650 California Street, San Francisco, California 94108 ("Homestake") and FX Energy, Inc., a Utah corporation having its principal place of business at 3006 Highland Drive, Suite 206, Salt Lake City, Utah 84106 ("FX"), is entered into as of the date of the execution hereof (the "Effective Date") to establish terms and conditions upon which Homestake and FX contemplate engaging in exploration for precious metals in an area of the Republic of Poland more particularly described in Exhibit A hereto (the "Area of Interest")

     1. Association; Exclusivity of Parties' Dealing in Area of Interest. The parties enter into an exclusive association with each other for the purpose of engaging in reconnaissance, exploration for, and, if warranted, development and mining of precious metals in the Area of Interest on the terms and conditions
contained in this Letter.   Pursuant to such agreement, all concessions,
usufructs, mining titles, mineral interests, or other property interests or rights to explore or exploit base or precious metals in the Area of Interest held by either party ("Mineral Entitlements") and all exploration and exploitation of base and precious metals therein shall be held by and carried out for the joint benefit of Homestake and FX in accordance with this Letter and the other agreements contemplated herein. For greater clarity, the Mineral Entitlements subject to this Letter include but are not limited to

          (a) that certain usufruct and related concessions for the exploration of precious metals held by Sudety Mining Company Sp. z.o. o., a wholly-owned subsidiary of FX ("Sudety") and more fully described in that certain Reconnaissance and Standstill Agreement ("Standstill Agreement") between Homestake and FX made the 27th day of September 1996 (the `Sudety Prospect"), and

          (b) any exploration and exploitation usufructs and related concessions resulting from the applications now contemplated to be made by FX for the joint benefit of the parties for Gold Concession area 43 and 65 shown on Exhibit B hereto (the "Applications")

     2.   Letter of Intent, Definitive Agreements.

          (a) The parties acknowledge that this Letter is intended to describe the principal financial and other business terms and conditions of the association contemplated between the parties.

          (b) Promptly upon execution of this Letter the parties will consult with Polish counsel to develop and negotiate agreements to implement the objectives of this Letter, taking into account Polish law and institutions as well as tax considerations of the parties. Notwithstanding the foregoing, the parties now contemplate that such agreements will include a master agreement setting forth the rights and duties of the parties with respect to entities that may be organized under Polish law to hold the Mineral Entitlements and to explore and exploit properties for gold, an operating agreement setting forth the terms and conditions pursuant which exploration and exploitation operations in Poland will be conducted, and a shareholder loan agreement providing for the funding of one or more Polish entitles (the "Definitive Agreements"). The parties acknowledge that it may be necessary to vary the Definitive Agreements from those contemplated herein in order to implement the objectives of this Letter under Polish law. The parties agree to cooperate in selecting and implementing such forms of agreement and methods of transfer which best accomplish such objectives, including but not limited to the form of the beneficial interests to which FX is entitled.

          (c) The parties agree to attempt in good faith to develop, draft, and execute the Definitive Agreements within 90 days following the Effective Date.

     3. Term. The exclusive association contemplated by the parties shall continue for a term of six years from the date that the parties execute the Definitive Agreements (the "Term"). Following such Term, neither party shall have any obligation to the other except as provided in the Definitive Agreements.

     4. Fundamental Rights ands Duties of the Parties. The fundamental rights and duties contained in the Definitive Agreements will, inter alia, include the following:

          (a) The parties contemplate that upon the execution of the Definitive Agreements, FX shall convey to Homestake 100% of all of the capital stock of Sudety and any other Polish affiliate of FX then holding a Mineral Entitlement or application therefor subject to the rights of FX provided for herein.

          (b) Homestake shall expend or cause to be expended not less than $500,000 during each 12-month period in the six-month Term (each being a "Year"),

               (i) for exploration and development for precious metals in the Area of Interest, and

               (ii) to maintain in good standing each Mineral Entitlement subject to the terms and conditions of this Letter.

     During the first two Years, such expenditures shall be commitments on the part of Homestake ("Committed Expenditures"); thereafter such $500,000 expenditure shall be a condition of continuing the Definitive Agreements in effect. If Homestake does not expend such $500,000 in any Year, it may pay FX the difference between $500,000 and the amount expended or, if the failure arises from conditions reasonably beyond Homestake's control, such as failure to obtain usufructs, concessions, permits, etc., Homestake may roll the obligation into the next Year.

          The following costs shall be included in qualifying expenditures:

               (i) funds expended on or for the direct or indirect benefit of the Mineral Entitlements by Homestake or its affiliates in Poland; and

               (ii) overhead of Homestake's affiliates, including but not limited to, Sudety;

               (iii) funds expended for the direct benefit of the Mineral Entitlements by Homestake's Polish affiliates outside of Poland; and

               (iv) charges for the time, fringes, and costs of Homestake's technical personnel and consultants who render services with respect to Mineral Entitlements, e.g., geologists, engineers, metallurgists, and environmental personnel, wherever rendered.

     For greater clarity, no home office overhead or other charges incurred in the United States by executive or administrative personnel of Homestake shall qualify as expenditures. Expenditure by Homestake of the Committed Expenditures in the first Year (wherever and however expended) shall satisfy the $40,000 in expenditures previously committed to by Homestake with respect to the Sudety Prospect in the Standstill Agreement (including the supplement made by letter agreement dated April 9, 1997). Upon such expenditure of $40,000, the Standstill Agreement shall terminate.

          (d) Upon execution of the Definitive Agreements, Homestake will pay FX $100,000. Unless Homestake sooner terminates the Definitive Agreements, Homestake will pay to FX an additional $250,000 at December 31, 1999.

          (e) Upon execution of the Definitive Agreements, Homestake shall also reimburse FX the $88,000 for precious expenditures of FX incurred in connection with the Sudety Prospect and such additional amounts as are reasonably spent by FX in agreement with Homestake in respect of the Applications.

          (f) Homestake may terminate the Definitive Agreements at any time after completing the Committed Expenditures or paying FX the difference between the amounts so committed and the amounts actually expended; provided, however, that in the event the government of Poland establishes the exploitation fee payable to Poland by law in connection with the mining of precious metals (the "Exploitation Fee") at 6% or more with respect to one or more Mineral Entitlements, Homestake may abandon such Mineral Entitlements or terminate the Definitive Agreements without completing the Committed Expenditures or making any payments in lieu thereof except that if Homestake terminates the Definitive Agreements or abandons any Mineral Entitlement prior to September 1 of any calendar year and Homestake had not then made all payments and completed all activities required to maintain in good standing through December 31 of the same calendar year, in the case of termination, all of the Mineral Entitlements or, in the case of abandonment, those Mineral Entitlements subject to such abandonment, then Homestake shall reimburse FX the prorated amounts of such payments and the cost for the remainder of such calendar year.

          (g) Upon any termination of the Definitive Agreements by Homestake prior to expiration of the Term,

               (i) Homestake shall quitclaim to FX all the capital stock of Sudety and all other direct and indirect interests in the Mineral Entitlements, and

               (ii) Homestake will not thereafter acquire any Mineral Entitlements in the Area of Interest for two years after such termination without offering them to FX at cost.

     In the event of any such termination by Homestake of one or more Mineral Entitlements except a termination arising out of the establishment by the government of an Exploitation Fee of 6% or more as provided above, Homestake shall be entitled to a 1% Net Smelter Returns royalty on the terms and conditions contained in Exhibit C in respect of all of the Mineral Entitlements.

          (h) In the event that Homestake determines that it will terminate the Definitive Agreements for any reason, Homestake will use good faith efforts to effect such termination as promptly thereafter as possible.

          (i) FX will assist Homestake in exploration and development activities in Poland and will provide advice with respect to dealing with the government of Poland and its subdivisions in:

               (i) applying for usufructs, concessions, and other permits, in lobbying in connection with mineral activities;

               (ii) clarifying or establishing the terms that apply to the exploration and exploitation of precious metals, whether legislative or administrative in nature;

               (iii)     arranging for and engaging employee; and

               (iv) obtaining services, materials, and equipment.

     In performing any such services at Homestake's request, FX shall be reimbursed the salaries, fringes, and reasonable out-of-pocket expenses of its employees who provide such services in Poland, but not including any home office or executive overhead. He shall have the right to represent that its activities in Poland are being conducted in association with FX.

          (j) From time to time and within 120 days following receipt of notice from Homestake of a decision to construct a mine on any Mineral Entitlement, FX shall have the right to choose to take one of the following three economic interests with respect to such Mineral Entitlement:

               (i) a 25% working interest with respect to such Mineral Entitlement. If FX Elects a working interest, FX will pay for such interest the amount determined by the following formula: 25% multiplied by 250% multiplied by [the total expenditures and reasonable allocations made with respect to the relevant Mineral Entitlement to the date of election, less $6MM]. The phrase "working interest" means a full participation responsible for providing 25% of all of funds and costs reasonably required to construct and operate the mine, and entitled to enjoy 25% of all of the financial benefits therefrom. Such 25% working interest may take the form of a 25% shareholding in the entity holding the relevant Mineral Entitlement or may be arranged by contract as the parties may agree in the Definitive Agreements. FX will be entitled to certain procedural rights to protect any 25% working interest it elects in the form of a shareholding. Such protections shall include provision that Homestake will not sell or encumber the relevant Mineral Entitlement without the prior written consent of FX, not to be unreasonably withheld, and such other provisions as the parties may agree in the Definitive Agreements.

               (ii) A Net Smelter Royalty on the terms and conditions attached as Exhibit C of 6% less the percentage Exploitation Fee payable with respect to the relevant Mineral Entitlement; or

               (iii) a Net Proceeds royalty of 7.5% on the terms and conditions attached as Exhibit D.

          (k) Before the abandonment of any Mineral Entitlement, such Mineral Entitlement will first be offered to FX at no cost to FX.

          (l) In the event that FX selects a 25% working interest in any Mineral Entitlement, a Homestake affiliate shall be the operator of the properties subject to the Mineral Entitlement on substantially the same terms and conditions and with substantially the same powers and duties as are customarily exercised by or applied to joint venture operators of like properties in the United States and Canada, including the right to manage, direct, and control operations. In connection with the Definitive Agreements, the parties shall agree on any fee to be paid to the operator.

          (m) Homestake will provide FX with copies of all drill hole logs and assays obtained from the properties subject to the Mineral Entitlements. In addition, the parties will create a Technical Committee which will have regular access to all data and technical reports with respect to exploration, development, and mining of the properties subject to the Mineral Entitlements. The Technical Committee shall have the opportunity to review and comment on the draft of any feasibility study prepared in contemplation of building any mine.

          (n) Homestake shall have 90 days following the execution of the Definitive Agreements to perform a due diligence examination both in the United states and in Poland with respect to FX, Sudety, and the Sudety Prospect. Such examination shall extend to matters of title, environment, physical condition, financial condition, capital structure, contractual obligations, permits, obligations and liabilities, and reputation. FX will cooperate with Homestake and its auditors and attorneys and make available for their examination, at Homestake's request and cost, all of its records and books as they pertain to Sudety and the Sudety Prospect and all of the books and records of Sudety. In the event that Homestake is not satisfied with the results of its due diligence examination for any reason, Homestake may terminate the Definitive Agreements without liability or obligation of any kind including the Committed Expenditures.

     5. Reconnaissance Program for Area of Interest. The parties intend to propose to the government of Poland an agreement to perform and pay approximately $250,000 for reconnaissance in the Sudety Mountains within the area described on Exhibit E over an 18-month period. In return for the data resulting from such reconnaissance, the government will be asked for gold exploration and exploitation in the area subject to such reconnaissance. If the parties enter into such agreement with the Polish government, the cost will be funded by Homestake and qualify as Committed Expenditures and as the subsequent annual expenditures contemplated in this Letter.

     6. Covenant to Keep Capital Stock Free. FX agrees that until the Definitive Agreements are executed, FX will keep the stock of Sudety and any other FX affiliate holding a Mineral Entitlement free and clear of mortgages, pledge, liens, and security interests.

     7. No Obligation Outside of Area of Interest. Nothing in this Letter is intended to create any obligation, inside or outside of Poland, of either party to the either with respect to Mineral Entitlements or any other property interests other than those for precious metals located inside of the Area of Interest; each party is free to engage in activities for its own account without obligation to the other,

          (i)  with respect to minerals other than base and precious metals; and

          (ii) with respect to precious metals outside of the Area of Interest.

     8. Compliance with Law; Foreign Corrupt Practices Act. Homestake and FX shall perform and cause all of their affiliates to perform all activities and operations relating to the subject matter of this Letter and the Definitive Agreements in accordance with the United States Foreign Corrupt Practices Act (15 U.S.C. Sections 78dd-1, et seq.) and the laws of the Republic of Poland.

     9. Confidentiality of Information; Press Releases. Except as otherwise provided in this Letter or as required by law or the rules of any stock exchange on which the stock of either party is traded, both parties shall, until November 30, 1997 or such time as they agree otherwise, treat all data, reports, records, and other information relating to this agreement, the Mineral Entitlements and their activities hereunder as confidential. Each party shall be free to issue press release and make public announcements with respect to this Letter or the transactions contemplated by it but before doing so shall afford the other a reasonable opportunity to review and comment on such press release or public announcement. Neither party shall issue any release or announcement that includes the name of the either without receiving the other's written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

     10. Definition of Affiliate. For purposes of this Letter, "Affiliate" shall mean any person, partnership, joint venture, corporation, or other form of enterprises which directly or indirectly controls, or is controlled by, or is under common control with, a signatory. For purposes of the preceding sentence, the word "control" shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust, or otherwise.

     11. Notices. All notices under this Letter shall be in writing and shall be delivered in person or sent by registered or certified mail, postage prepaid, telecopier or other means providing for receipt of the communication in written form. Notices sent by certified or mail shall be effective on the next business day after the date of actual delivery. Notices sent by telecopier shall be effective on the next business day after the day of transmission, provided that the sending party has received electronic confirmation of successful transmission. Until a change of address is so given, notices shall be addressed as follows:

          If to Homestake:          Homestake Mining Company of California
                                    650 California Street, 11th Floor
                                    San Francisco, California 94108
                                    Attn:  Dennis B. Goldstein
                                    Telephone:  (415) 981-8150
                                    Telecopy:  (415) 397-0952

          If to FX:                 FX Energy, Inc.
                                    3006 Highland Drive, Suite 206
                                    Salt Lake City, Utah 84106
                                    Attn:  David N. Pierce
                                    Telephone:  (801)  486-5555
                                    Telecopy:  (801) 486-5575

     13. Standstill. From the Effective Date and continuing through November 30, 1997, FX will not initiate discussions with, respond to inquiries about, negotiate with, enter into any conveyance, agreement or transaction with, any person or company other than Homestake regarding the earn-in-, sale, conveyance, other disposition, or acquisition of all or any Mineral Entitlement or base or precious metal economic interest, investment, or participation in the Area of Interest. This Letter supersedes Section 3 of the Reconnaissance and Standstill Agreement.

     14. Entire Agreement; Effect. This Letter and the Reconnaissance and Standstill Agreement contain the entire agreement of the parties related to its subject matter and state all the consideration, express or implied, due or owed from, to or by each party in connection with its subject matter, other than the implied covenants of good faith and fair dealing. Except for sections 2(b), 2(c), 6, 9, 13, this section 14, and the obligation of both parties to negotiate and execute the Definitive Agreements in good faith, all of which are intended to be binding, this Letter shall be non-binding until its subject matter is reduced to writing and executed by both parties in the form of the Definitive Agreements.

AGREED TO ON BEHALF OF FX ENERGY, INC.


By /s/ David N. Pierce, President


AGREED TO ON BEHALF OF HOMESTAKE MINING
COMPANY OF CALIFORNIA

By /s/ W.F. Lundquist, Vice president-Exploration